EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday,  November 29, 2017

Contact:  Tom Cherry, President

                Jason Long, Chief Financial Officer

(804) 843-2360

C&F Financial Corporation

Announces  Increase in Quarterly Dividend

West Point, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 34 cents per common share, which is payable January 1, 2018 to shareholders of record on December 15, 2017. This dividend represents a 3.0 percent increase over the prior quarter’s dividend amount of 33 cents per common share.

The board of directors of the Corporation continually reviews the amount of cash dividend per share and the resulting dividend payout ratio in light of changes in economic conditions, capital levels, expected future earnings, and changes to the regulatory capital framework. Based on this review, the board increased the dividend per share.

About C&F

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management Corporation.  C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs offered in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information is available on C&F's website at www.cffc.com.

Statements in this press release regarding C&F Financial Corporation that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday,  November 29, 2017

Contact:  Tom Cherry, President

                Jason Long, Chief Financial Officer

(804) 843-2360

Corporation’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.